EXHIBIT 99.1

135 East Maumee Street	Adrian, Michigan 49221	pavilionbancorp.com

MEDIA RELEASE

For Immediate Release - March 23, 2007

Contact:	Douglas L. Kapnick, Chairman of the Board Melissa Covell, Corporate Secretary Tel: (517) 266-5035 mcovell@bankoflenawee.com

Pavilion Bancorp Announces First Quarter Cash Dividend

ADRIAN, MI: The Board of Directors of Pavilion Bancorp, Inc. (OTC Bulletin Board: PVLN.OB), the parent company of the Bank of Lenawee, has announced a cash dividend of $0.25 per share on the common stock payable April 30, 2007 to shareholders of record on April 16, 2007.

About Pavilion Bancorp, Inc.
Pavilion Bancorp, Inc. is the parent company of Bank of Lenawee. Pavilion Bancorp, Inc. is traded on the OTC Bulletin Board under the symbol PVLN. Investor relations information is available at pavilionbancorp.com.